LNH REIT,Inc. 8-K

Exhibit 2(e)



               FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT



     This Fourth Amendment to Purchase and Sale Agreement is entered into on the 24th day of February, 1995, by LNH REIT, INC. ("Seller"), and ELEKTRA ENTERPRISES, INC. ("Purchaser").

		RECITALS



     A. Purchaser and Seller have entered into that certain Purchase and Sale Agreement effective October 10, 1994 (hereafter referred to as the "Agreement"), as amended by that certain First Amendment and those certain Second and Third Amendments to Purchase and Sale Agreement, pursuant to which Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, subject to the terms, provisions and conditions of the Agreement, that certain 90 acre tract of land in the City of Webster, Harris County, Texas, known as the Baypointe Land, more particularly described in the Agreement (the "Property");

	     B. All terms in this Amendment which are defined terms under the Agreement shall have the same meaning as said terms have in the Agreement unless otherwise provided herein.

	     C. The parties hereto have agreed to amend the Agreement pursuant to the terms, conditions and covenants particularly described herein and not otherwise.

	     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Seller agree as follows:



		AGREEMENTS

     1. Sections 2, 2.1(a) and 2.1(b) of the Agreement are hereby amended to read in their entirety as follows:

     2. Purchase Price. The price for which Seller shall sell and convey the Property to Purchaser, and which Purchaser shall pay to Seller at Closing in the manner hereinafter specified shall be Two Million Seven Hundred Fiffy, Thousand Dollars ($2,750,000.00) ("Purchase Price").

	2.1.	The Purchase Price, if financed by Seller, shall be paid as

	follows:

		 a. Down Payment. At the time of closing, Purchaser shall pay Seller the sum of 25% of the Purchase Price in cash.

		 b. Note Amount. The balance of the Purchase Price shall be paid by the delivery at Closing, of Purchaser's Promissory Note
(herein the "Note") in the amount of the Purchase Price less the 25% cash down payment. Said note shall carry no personal or corporate liability. The interest rate on such Note shall be as follows:

		(1) For the first three (3) years, said Note shall bear interest at the rate of nine and one-half percent (9.5%) per annum;

		(2) For the fourth (4th) year of such Note, such Note shall bear interest at the prime rate charged by Texas Commerce Bank
Houston, plus one and one-half percent (1-1/2%), with a cap of twelve percent (12%). The principal and interest of such Note shall be paid semi-annually based upon a twenty (20) year amortization, with the entire balance of said Note, if not sooner paid, to be due and owing on the fourth (4th) anniversary thereof. The Purchaser shall have the right to prepay the outstanding principal balance of the Note in whole or in part at any time without penalty or premium. Said Note shall be secured by a first lien Deed of Trust and Security Agreement (herein the "Deed of Trust") encumbering the Real Property.

	2.  The following sentence is added to the Agreement as Section
2.1(c)(11):

		(11) Proceeds of Sale. Notwithstanding anything in this Subsection 2.1(c), if Purchaser sells a parcel covered by the
Note, at the time of the sale, for a gross sales price of more
than $4.00   per  square foot. then twenty-five percent (25%) of
the sales  price over $4.00 per square foot shall be paid  to
the         Seller and applied to the Note.



	3. Section 2.1(c)(4)(d) is hereby amended to read in its entire as follows:



		d. Releases with respect to Tract "D". Tract "D" is hereby created at the Southernmost portion of the property. This Tract
"D" may only be released in its entirety, the per acre release price in Tract "D" shall be Twenty Seven Thousand Four Hundred
Sixty Two Dollars ($27,462.00) per acre.

	4.	The last two sentences of Section 2.1(c)(4)(a) are hereby
deleted.

	5.	The first sentence of Section 11 is hereby amended to read
in its entirety as	follows:

		11. Closing. Closing ("Closing") of the sale of the Property by Seller to Purchaser shall occur on April 14, 1995 (the
"Closing Date").

	6.	Section 12 of the Agreement  is hereby amended to read in
its entirety as	follows:

		12. Condemnation. If, before closing, a material portion of the Property becomes subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser
thereof. Purchaser shall have the right to elect to proceed with
Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within five (5) business days of receipt of Seller's notice respecting the taking, but
Purchaser shall be entitled to all condemnation awards payable as a result of such taking; and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at
Closing Seller's rights to such awards.  Seller hereby agrees to execute and deliver to Purchaser at Closing (or thereafter, on demand) all proper instruments for the assignment to, and
collection by, Purchaser of any award.  If, within five (5)
business days of receipt of Seller's notice respecting the
taking, Purchaser notifies Seller of its intent to terminate this Agreement, the same shall terminate pursuant to Section
13.2 hereof. If Purchaser does not timely notify Seller of its intent to so terminate this Agreement, it shall have waived its right to do so.  In the event of an immaterial taking, then
Seller shall assign to Purchaser, at Closing, all of Seller's rights to any award for such immaterial taking and the
transaction contemplated by this Agreement shall be consummated in accordance with the other provisions of this Agreement.  In the event Purchaser chooses to waive such right of termination and receive all condemnation proceeds, the negotiations with the condemning authority shall be the responsibility of the
Purchaser.  At any time prior to or after closing any and all condemnation proceeds relative to any condemned land covered by the Promissory Note/Deed of Trust shall be applied to the next successive installment(s) (principal only), except for monies remaining after applying a payment to a taking as referenced herein below.  Any damages to the land as a result of a taking of any kind shall be paid fifty percent (50%) to Purchaser and
fifty percent (50%) to Seller 	without any release from Seller
being required. Seller's portion of any damage award will applied to the Note and shall count towards partial releases as provided in Section 2.1 (c). Release(s) for condemnation proceeds will be based on the corresponding release prices for the release tract, as referenced below and will be handled as referenced in Section 2.1(c) hereof. There shall be two releases due upon Purchaser's payment to Seller's of any condemnation proceeds; (1) release of the condemned land, and
(2) an optional release of an amount (to be determined by Purchaser) of Tract "A", Tract "B", Tract "C", or Tract "D" based upon the corresponding release price as referenced herein with the monies remaining after applying the payment to the condemnation taking at Fifty Six Thousand Nine Hundred
Thirty-Six Dollars ($56,936.00) per acre. Said monies may or may not be applied to a release tract. Purchaser may elect not to pursue an optional release of any of the tracts and simply receive the remaining monies, so long as Seller is satisfied that the value of the remaining land sufficiently covers the remaining balance of the note. If this should occur Seller will rely on the condemning authorities valuation of the remaining lands as a guide in determining said value. Purchaser may also elect to apply the remaining monies to the next successive principal installment(s) and save the amount(s) in order to apply said amount(s) to a release tract at a later date per section 2.1(c) herein.

	 6. The 14 acre tract described in Exhibit "A" attached hereto shall be released at Closing and shall not be encumbered by the Deed of Trust.

	      7. The Agreement, as amended, is hereby ratified and
confirmed, and shall continue in full force and effect. 	     IN
WITNESS WHEREOF, the parties have executed this Third Amendment to Purchase and Sale Agreement as of the 24th day of February, 1995.



	SELLER:

	LNH REIT, INC.

	BY:    /s/ N. Keith McKey

	PRINTED NAME:  /s/ N. Keith McKey

	TITLE:  CFO



	BY:  /s/  David H. Hoster

	PRINTED NAME:  /s/ David H. Hoster

	TITLE:  Executive Vice President

	PURCHASER:

	ELEKTRA ENTERPRISES, INC.

	BY: /s/  Maria C. Thodos

	PRINTED NAME:  /s/  Maria C. Thodos

	TITLE:  President